Exhibit 99.1


PRESS RELEASE



       SEDONA Sells Its TRC Unit and Signs Letter of Intent
             On the Sale of Tangent Imaging Systems

SEDONA accelerates transition to internet/network-based
E-business solutions and business intelligence software
Provider

     Limerick, PA - July 16, 1999 - SEDONA Corporation
(Nasdaq: SDNA) announced today that its transition to an e-business solutions and business intelligence software provider has been accelerated via the sale of the assets of its Technology Resource CentersSM TRC) unit and the signing of a letter of intent relating to the sale of its Tangent
Imaging Systems unit.

     Mr. Osterwise said that; "TRC assets have been acquired by Diversified Information Technologies, Inc. of Scranton, PA, and Tangent has entered into an acquisition agreement with a major international imaging and scanner manufacturing company, the identity of which will be released upon closing of this transaction in approximately sixty days."

     Mr. Osterwise added that; "We at SEDONA are very pleased that we have made such strong progress toward our goal of totally focusing all of our executive talent and financial resources in the direction of building and rapidly growing the e-business and business intelligence software aspects of the SEDONA Corporation. This total focus of our resources on our family of SpatialVision software products and our recently announced SedonaLink software product, has indeed been accelerated by the timely sale of the TRC and Tangent units."

     Mr. Osterwise concluded by restating a comment made earlier, that; "We at SEDONA are very excited with the reception being given our software products in this rapidly emerging, fast growth industry." He continued; "I believe that we are positioned for growth in the e-business/business intelligence software market. Now that we have reduced our overhead and reduced our burn-rate, we can now totally focus all of our people and financial resources to grow this Company in a rapidly growing multi-billion market of opportunity."

                             ~more~

About SEDONA Corporation...

SEDONA Corporation, headquartered in Limerick, Pennsylvania, develops and markets enterprise scale business geo-intelligence solutions that focus on ease of use, interoperability, Internet accessibility and intuitive visualization of geographic components of enterprise data.

Through strategic industry alliances, SEDONA is uniquely positioned to address the needs of Oracle database customers. The vision of the company is to enable business clients to turn warehoused data into relevant visual information from which informed decisions are made to swiftly improve bottom-line results. SEDONA and its operating companies can be found on the Web at www.sedonacorp.com.


Forward Looking Statements...

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

CONTACT:  Vicki Franchetti, 610-495-3003 x214

SEDONA Corporation    649 North Lewis Road, Suite 220
Limerick, PA 19468
610-495-3003    Fax: 610-495-3092    Web: www.sedonacorp.com
Email: vickif@sedonacorp.com

SedonaCorp and SEDONA Corporation, and are registered trademark of SEDONA Corporation SpatialVision, SedonaLink and
Sedona are trademarks of SEDONA Corporation All other product names are trademarks or registered trademarks of their respective